As filed with the Securities and Exchange Commission on August 1, 2013	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FLOW INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation or organization)

91-1104842
(I.R.S. Employer Identification No.)

23500 64TH Avenue South
Kent, Washington 98032
(Address of Principal Executive Offices)

Flow International Corporation 2005 Equity Incentive Plan,
as amended and restated September 10, 2009
(Full title of the plan)

John S. Leness
General Counsel and Corporate Secretary
Flow International Corporation
23500 64TH Avenue South,
Kent, Washington 98032
(Name and address of agent for service)

(253) 850-3500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,908,508 shares	$3.85	$7,347,755.80	$1,002.23

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of shares of common stock of the registrant that become issuable under the Flow International Corporation 2005 Equity Incentive Plan, as amended and restated September 10, 2009, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the common stock of the registrant.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $3.85, based on the average of the high and low prices of the common stock of the registrant as reported by The Nasdaq Stock Market on July 26, 2013.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Flow International Corporation (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended April 30, 2013, which contains the Registrant's audited financial statements for the latest fiscal year for which such statements have been filed;

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items); and

(c)
the description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A dated August 25, 1983 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendments or reports filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such items), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Sections 23B.08.500 through 23.B.08.603 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.
The Registrant's Restated Articles of Incorporation, as amended, and By-laws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Registrant or who, while an officer or director of the Registrant, is or was serving at its request as an director, officer, employee or agent of the Registrant or another company or partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by the Registrant to the fullest extent permitted by Washington law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators. The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements set out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for directors' enforcement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought. These agreements are in addition to the indemnification provided to the directors under the Registrant's Restated Articles of Incorporation, as amended, and Bylaws, as amended, in accordance with Washington law.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

5.1	Opinion of Counsel regarding legality of the Common Stock being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in the Opinion of Counsel filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Flow International Corporation 2005 Equity Incentive Plan, as amended and restated September 10, 2009 (incorporated by reference to Exhibit 10.1 to the registrant's Form 8-K dated September 11, 2009).
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kent, State of Washington, on August 1, 2013.

FLOW INTERNATIONAL CORPORATION
By:	/s/ John S. Leness
John S. Leness, General Counsel and Corporate Secretary

Power of Attorney
     Each person whose signature appears below constitutes and appoints John S. Leness, his true and lawful attorney-in-fact, with the power of substitution and resubstitution, for him in his name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Charles M. Brown Charles M. Brown	President, Chief Executive Officer and Director (principal executive officer)	July 31, 2013

/s/ Allen Hsieh Allen Hsieh	Vice President and Chief Financial Officer (principal financial and accounting officer)	July 31, 2013

/s/ Patrick J. Byrne Patrick J. Byrne	Director	July 31, 2013

/s/ Jerry Calhoun Jerry Calhoun	Director	July 31, 2013

/s/ Richard P. Fox Richard P. Fox	Director	July 31, 2013

/s/ Larry A. Kring Larry A. Kring	Director	July 31, 2013

/s/ Robert S. Jaffe Robert S. Jaffe	Director	July 31, 2013

/s/ Lorenzo Lamadrid Lorenzo Lamadrid	Director	July 31, 2013

/s/ Bradley D. Tilden Bradley D. Tilden	Director	July 31, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Counsel regarding legality of the common stock being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in the Opinion of Counsel filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Flow International Corporation 2005 Equity Incentive Plan, as amended and restated September 10, 2009 (incorporated by reference to Exhibit 10.1 to the registrant's Form 8-K dated September 11, 2009).